Exhibit 23.1


                     CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Annual Report (Form 10-K) of AutoZone, Inc. of our report dated September 29, 1999, included in the 1999 Annual Report to Stockholders of AutoZone, Inc.

Our audits also included the financial statement schedule of AutoZone, Inc. listed in Item 14(a). This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We also consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-42797) pertaining to the Amended and Restated AutoZone, Inc. Employee Stock Purchase Plan, the Registration Statement (Form S-8 and S-3 No. 33-41618) pertaining to the AutoZone, Inc. Amended and Restated Stock Option Plan, the Registration Statement (Form S-8 No. 333-88245) pertaining to the AutoZone, Inc. Second Amended and Restated 1996 Stock Option Plan, the Registration Statement (Form S-8 No. 333-88241) pertaining to the AutoZone, Inc. Amended and Restated Director Compensation Plan, the Registration Statement (Form S-8 No. 333-88243) pertaining to the AutoZone, Inc. Amended and Restated 1998 Director Stock Option Plan and the Registration Statement (Form S-3 No. 333-58565), of our report dated September 29, 1999, with respect to the consolidated financial statements and schedule of AutoZone, Inc. included or incorporated by reference in this Annual Report (Form 10-K) for the year ended August 28, 1999.


Memphis, Tennessee                      /s/ Ernst & Young LLP
November 22, 1999